World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

Contact: Nicole Decker        407-826-4560

Tupperware Brands Corporation Declares Quarterly Dividend and Appoints Susan M. Cameron to the Board of Directors

Orlando, Fla., August 5, 2011 - (NYSE: TUP) Tupperware Brands Corporation announced today that its board of directors declared the Company's regular quarterly dividend of 30 cents per share, payable on October 5, 2011, to shareholders of record as of September 20, 2011.

The Company also announced today that Susan M. Cameron has been elected to its board of directors.  Ms. Cameron, age 52, is the retired Chairman and Chief Executive Officer of Reynolds American Inc., a publicly-traded tobacco products company.  Additionally, Ms. Cameron is a director of R.R. Donnelley & Sons Company and a member of the University of Florida Board of Trustees.  Ms. Cameron holds a Bachelor of Science degree in business administration from the University of Florida and a Masters of Business Administration degree from Bellarmine University.  Ms. Cameron will serve as a member of the Audit, Finance and Corporate Responsibility Committee of Tupperware Brands Corporation.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.7 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands. For more information, log on to www.tupperwarebrands.com.

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